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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                (Amendment No. 2)

                   Under the Securities Exchange Act of 1934*


                         Laser Mortgage Management, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   51806D-10-0
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]   Rule 13d-1(b)

                  [X]   Rule 13d-1(c)

                  [ ]   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

            Person Authorized to Receive Notices and Communications:

                             Janice V. Sharry, Esq.
                              Haynes and Boone, LLP
                           901 Main Street, Suite 3100
                               Dallas, Texas 75202
                                 (214) 651-5562




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                                  SCHEDULE 13G

CUSIP No. - 51806D-10-0                                      Page 2 of 6 Pages

--------------------------------------------------------------------------------
 1      NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                   SSF Investments, L.P., a Delaware limited partnership 13-4123965
-------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                        (b) [ ]
-------------------------------------------------------------------------------
 3      SEC USE ONLY

-------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OR ORGANIZATION

                   Delaware
-------------------------------------------------------------------------------
                             5      SOLE VOTING POWER
       NUMBER OF
         SHARES                              -0-
      BENEFICIALLY           --------------------------------------------------
        OWNED BY             6      SHARED VOTING POWER
          EACH
       REPORTING                             -0-
         PERSON              --------------------------------------------------
          WITH               7      SOLE DISPOSITIVE POWER

                                             -0-
                             --------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                             -0-
-------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                -0-
-------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        [ ]

-------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                 0%
-------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON

                                 PN
-------------------------------------------------------------------------------


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                                                              Page 3 of 6 Pages

Item 1(a)         Name of Issuer:

                  Laser Mortgage Management, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  c/o Mariner Mortgage Management LLC
                  780 Third Avenue, 16th Floor
                  New York, NY 10017

Item 2(a)         Names of Persons Filing:

                  SSF Investments, L.P.

Item 2(b)         Addresses of Principal Business Offices:

                  645 Fifth Avenue, 21st Floor
                  New York, NY 10022

Item 2(c)         Citizenship:

                  Delaware

Item 2(d)         Title of Class of Securities:

                  Common Stock

Item 2(e)         CUSIP Number:

                  51806D-10-0



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                                                               Page 4 of 6 Pages

Item 3            Status of Persons Filing:

                  (a)    [  ] Broker or dealer registered under section 15 of
                              the Act (15 U.S.C. 78o);

                  (b)    [  ] Bank as defined in section 3(a)(6) of the Act
                              (15 U.S.C. 78c);

                  (c)    [  ] Insurance company as defined in section 3(a)(19)
                              of the Act (15 U.S.C. 78c);

                  (d)    [  ] Investment company registered under section 8 of
                              the Investment Company Act of 1940
                              (15 U.S.C. 80a-8);

                  (e)    [  ] An investment adviser in accordance with Section
                              240.13d-1(b)(1)(ii)(E);

                  (f)    [  ] An employee benefit plan or endowment fund in
                              accordance with Section 240.13d-1(b)(1)(ii)(F);

                  (g)    [  ] A parent holding company or control person in
                              accordance with Section 240.13d-1(b)(1)(ii)(G);

                  (h)    [  ] A savings association as defined in Section 3(b)
                              of the Federal Deposit Insurance Act (
                              12 U.S.C. 1813);

                  (i)    [  ] A church plan that is excluded from the
                              definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                  (j)    [  ] Group, in accordance with
                              Section 240.13d-1(b)(1)(ii)(J).

Item 4            Ownership:

                  The information in items 1 and 5 through 11 on the cover page (p. 2) of this Schedule 13G is hereby incorporated by reference. The general partner of SSF is DRT Capital, L.L.C., a Delaware limited liability company.

Item 5            Ownership of 5% or Less of a Class:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6            Ownership of More than 5% on Behalf of Another Person:

                  Not applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding
                  Company:

                  Not applicable

Item 8            Identification and Classification of Members of the Group:

                  Not applicable.



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Item 9            Notice of Dissolution of Group:

                  Not applicable

Item 10           Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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                                                               Page 6 of 6 Pages


                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 10, 2003


                            SSF INVESTMENTS, L.P.

                            By:    DRT Capital, L.L.C., its general partner


                                   By: /s/ MARC R. LISKER
                                      -----------------------------------------
                                      Marc R. Lisker, General Counsel